Exhibit 99.2

Newmont Announces Pricing of Offering of $1.0 Billion Convertible Senior Notes

Denver, Colorado—July 11, 2007—Newmont Mining Corporation (NYSE:NEM) today announced the pricing of its $1.0 billion Convertible Senior Notes due 2014 and 2017, each in the principal amount of $500 million. Each series of notes is being sold in a private offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The Company also granted the initial purchasers an option to purchase an additional $75 million of each of the 2014 and 2017 Senior Convertible Notes to cover over-allotments. Subject to customary conditions, the offering is expected to close on July 17, 2007.

Each series of notes will be guaranteed on a senior unsecured basis by a subsidiary, Newmont USA Limited. The guarantees will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. The 2014 Notes will pay interest semi-annually at a rate of 1.25% per annum, and the 2017 Notes will pay interest semiannually at a rate of 1.625% per annum. The 2014 and 2017 Notes will be convertible, at the holder’s option, at an initial conversion rate of 21.6417 shares per $1,000 principal amount of notes, equivalent to a conversion price of approximately $46.21 per share of common stock. Upon conversion, the Company will pay cash and deliver shares of common stock (or, at the Company’s election, in lieu of such shares of common stock, cash or any combination of cash and common stock). The Company does not have an option to redeem the notes prior to their applicable stated maturity date. If the Company undergoes certain fundamental changes, the holders of the notes may require the Company to repurchase the notes at 100% of the principal amount of the notes.

The Company estimates that the net proceeds from the offering will be approximately $978 million, after deducting estimated discounts and expenses. The 2014 Notes will mature on July 15, 2014 and the 2017 Notes will mature on July 15, 2017.

In connection with the offering, the Company has entered into convertible note hedge transactions with affiliates of the initial purchasers of the notes (the “hedge counterparties”) and intends to use a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. The convertible note hedge transactions are expected to reduce potential dilution to Newmont common stock upon conversion of the notes. The Company has also entered into separate warrant transactions with the hedge counterparties, which have partially offset the cost of the convertible note hedge transactions. The warrant transactions could result in dilution to Newmont common stock in the event

NEWMONT – 2007 Pricing of Offering of $1.0 Billion Convertible Senior Notes (July 11, 2007)	Page 1 of 3

that, at exercise, the market value per share of Newmont common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrant transactions.

In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised the Company that they or their affiliates expect to enter into various derivative transactions with respect to the common stock of the Company, concurrently with or shortly following pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of the common stock of the Company concurrently with or following the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to the common stock of the Company and/or purchase or sell common stock of the Company in secondary market transactions. These activities could adversely affect the price of Newmont common stock or the settlement amount payable upon conversion of the notes.

The Company intends to use approximately $880 million of the remaining net proceeds from the offering of the notes to repay outstanding indebtedness under the Company’s senior revolving credit facility and the remainder to cover the net cost of the convertible note hedge transactions and for general corporate purposes. Together with other pending initiatives, including the anticipated realization of value of certain non-core Merchant Banking assets, the Company expects that this will provide capital funds to complete Boddington in Australia, the gold mill at Yanacocha in Peru and the potential development of future projects such as Conga in Peru, Akyem in Ghana, and other corporate opportunities.

If the initial purchasers exercise their over-allotment option, the Company expects to use a portion of the additional net proceeds to enter into additional convertible note hedge transactions, with the remainder to be used for general corporate purposes. The Company also expects to enter into additional warrant transactions in connection with such exercise, which will partially offset the cost of the additional convertible note hedge transactions.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the securities will be made only by means of a private offering memorandum. The notes, the subsidiary guarantees and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Investor Contact:	Randy Engel	(303) 837-6033	randy.engel@newmont.com

Media Contact:	Omar Jabara	(303) 837-5114	omar.jabara@newmont.com

NEWMONT – 2007 Pricing of Offering of $1.0 Billion Convertible Senior Notes (July 11, 2007)	Page 2 of 3

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding future asset sales or other transactions and use of proceeds of such sales. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. For a detailed discussion of risks, see the company’s 2006 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company’s other SEC filings, including the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K updating the discussions of risks. The company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of future events, except as may be required under applicable laws.

NEWMONT – 2007 Pricing of Offering of $1.0 Billion Convertible Senior Notes (July 11, 2007)	Page 3 of 3